Exhibit A




VIA FEDERAL EXPRESS

July 31, 2001

Chris C. Gagas
Chairman
Pathfinder Bancorp, Inc.
214 West First Street
Oswego, NY 13126

Dear Chris:

Needless to say, I was more than disappointed to hear your position regarding Fulton Savings Bank's interest in acquiring
Pathfinder Bancorp, Inc.

As I indicated during our telephone conversation yesterday morning, I met with senior management of Fulton Savings and they indicated an interest in purchasing the common stock of Pathfinder at a price in the range of the mid to higher teens. This is substantially higher than the current market price of the company's stock.

I was astonished by your refusal to meet with the senior management of Fulton Savings to discuss their interest in Pathfinder and by your representation and statement that you and your colleagues do not have any interest in selling the company at any price.

I urge you to reconsider your position on this matter. In my opinion, a sale of the company on terms that will maximize shareholder value is in the best interest of the shareholders. Time is of the essence.

Please distribute this letter to the other members of Pathfinder's Board of Directors.

						Sincerely,

						/s/ Seymour Holtzman
						Seymour Holtzman